Exhibit E

Amendment No. 1 to NOTE AND WARRANT PURCHASE Agreement

This Amendment No. 1 to Note and Warrant Purchase Agreement (the "Loan Amendment") is made as of July 7, 2003, among LifePoint, Inc., a Delaware corporation having a principal place of business at 1205 South Dupont Street, Ontario, California 91761 (the "Borrower") and Jonathan J. Pallin, an individual and resident of the State of California ("Lender").

Recitals

Whereas, the Borrower and the Lender have entered into a Note and Warrant Purchase Agreement dated as of February 19, 2003 (the "Loan Agreement"), pursuant to which the Lender has made Advances of $ 1,120,000 to the Borrower;

Whereas, the Advances made by the Lender to the Borrower exceed the maximum amount as provided in Section 2.1 of the Loan Agreement;

Whereas, the Borrower is in the process of making other financing arrangements and the making of such arrangements will be facilitated by the Lender agreeing to convert the outstanding amount of the Advances, together with accrued interest and fees, into Series D Preferred Stock of the Borrower;

Whereas, the Borrower has entered into a Securities Purchase Agreement dated as of the date hereof (the "Series D Purchase Agreement") among the Borrower and the purchasers named therein and has closed the sale of at least $2 million (from non-debt conversions) of Series D Convertible Preferred Stock ("Series D Preferred Stock") and warrants thereunder;

Whereas, the Lender is willing to assist the Borrower by agreeing to convert the outstanding Advances into Series D Preferred Stock and warrants pursuant to the Series D Purchase Agreement; and

Now, therefore, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Agreement

Section 1. Definitions

The terms defined in the Loan Agreement are used in the recitals and herein with the meanings therein provided unless the context otherwise requires.

Section 2. Conversion of Advances

The Lender agrees to convert (the "Conversion") the outstanding Advances, together with accrued interest thereon and all fees payable to Lender by the Borrower in connection with the Loan Agreement, into Series D Preferred Stock and warrants pursuant to the Series D Purchase Agreement at the Second Closing (as defined in the Series D Purchase Agreement). The Conversion shall constitute full and complete satisfaction of all Obligations of the Borrower to the Lender under the Loan Agreement. Upon the Conversion, (i) the Loan Agreement shall automatically terminate and shall be of no further force and effect, (ii) the Note shall be marked "Paid in Full" by Lender and shall be promptly returned by Lender to Borrower, (iii) all security interests, mortgages, collateral chattel mortgages, deeds of trust, liens and encumbrances of any nature (collectively, the "Liens") held by Lender under or pursuant to the Loan Agreement shall automatically be released and terminated by Lender, and (iv) Lender hereby agrees to execute and deliver concurrently herewith, and from time to time hereafter, such termination statements, lien releases, assignments and such other instruments, and to provide such assurances and to do such further acts and things as may be reasonably necessary to terminate and release the Liens as contemplated by this Section 2. Without limiting the foregoing, the Lender hereby authorizes the filing of any UCC-3 termination statements on its behalf with respect to any UCC-1 financing statements filed by the Lender with respect to the Loan Agreement.

Section 3. Call Option and Subordination Agreement

Concurrently with the execution and delivery of this Loan Amendment, Lender shall enter into that certain Call Option and Subordination Agreement dated the date hereof among Borrower, Lender, the General Conference Corporation of Seventh-Day Adventists and the Purchasers named therein.

Section 4. Registration Rights

Borrower agrees that the shares of Common Stock issuable upon exercise of the Warrants issued in connection with the Loan Agreement (the "Registrable Shares") shall be registered for resale in the registration statement to be filed with respect to the shares underlying the Series D Preferred Stock and warrants issued pursuant to the Series D Purchase Agreement, and Lender agrees that he will not sell or otherwise dispose of the Registrable Shares for a period of two years following the First Closing (as defined in the Series D Purchase Agreement). Except as set forth above, Lender waives any and all registration rights that it may have as a result of, or arising out of, the offering of Series D Preferred Stock and warrants pursuant to the Series D Purchase Agreement, except in its capacity as a purchaser of Series D Preferred Stock and warrants thereunder.

Section 5. Miscellaneous

5.1. Integration. This Loan Amendment and the Loan Agreement (including any schedules and exhibits thereto) contain the entire understanding of the Borrower, the Lender, their affiliates and persons acting on their behalf with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Borrower nor the Lender makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Loan Amendment may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Loan Amendment may be amended other than by an instrument in writing signed by the Borrower and the Lender.

5.2. Counterparts. This Loan Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all of which, taken together, constitute one document.

[Signature Page Follows]

Witness the due execution hereof as of the day and year first above written.

LifePoint, Inc.	Jonathan J. Pallin
By:
Linda H. Masterson, Chairman, President and CEO	Jonathan J. Pallin, in his capacity as an individual